99.6   Effect of changes on the Income Statement for the fourth quarter of 2011 (000’s, except per share amounts).

	As reported Three months ended December 31, 2011	Reclassify Primaloft to discontinued operations	Other reclassifications	Q4 2011 reported in 2012 format	Year ended December 31, 2011 in 2012 format

Net sales	$202,617	($5,217)		$197,400	$787,287
Cost of goods sold	122,515	(2,091)		120,424	473,121

Gross profit	80,102	(3,126)	-	76,976	314,166
Selling, general, and administrative expenses	47,791	(713)		47,078	174,395
Technical, product engineering, and research expenses	14,925	(184)		14,741	55,846
Restructuring and other, net	4,861	-		4,861	9,317
Pension settlement expense	-	-		-	-

Operating income	12,525	(2,229)	-	10,296	74,608
Interest expense, net	4,182	-		4,182	18,121
Other (income)/expense, net	(2,163)	-	(9)	(2,172)	2,639

Income before income taxes	10,506	(2,229)	9	8,286	53,848
Income tax expense/(benefit)	19,118	(840)		18,278	32,582

Income from continuing operations before earnings of associated companies	(8,612)	(1,389)	9	(9,992)	21,266
Equity in (earnings)/losses from associated companies	(9)	-	9	-	-

Income from continuing operations	(8,603)	(1,389)	-	(9,992)	21,266

Income from operations of discontinued business	5,565	2,229		7,794	24,101
Gain on sale of discontinued business	-	-		-	0
Income tax expense on discontinued operations	4,193	840		5,033	10,429
Income from discontinued operations	1,372	1,389		2,761	13,672
Net income	($7,231)	$ -	$ -	($7,231)	$34,938

Earnings per share - Basic
(Loss)/income from continuing operations	($0.28)			($0.32)	$0.68
Discontinued operations	0.05			0.09	0.44
Net (loss)/income	($0.23)			($0.23)	$1.12

Earnings per share - Diluted
(Loss)/income from continuing operations	($0.28)			($0.32)	$0.67
Discontinued operations	0.05			$0.09	$0.44
Net (loss)/income	($0.23)			($0.23)	$1.11

Shares used in computing earnings per share:
Basic	31,283			31,283	31,262
Diluted	31,283			31,283	31,510